Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	September 13, 2010
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL COMPLETES ACQUISITION OF

BIOSPHERE MEDICAL

SOUTH JORDAN, UTAH — Merit Medical Systems, Inc. (NASDAQ: MMSI) today announced the completion of its acquisition of BioSphere Medical, Inc., a leading developer and marketer of embolotherapeutic products for the treatment of uterine fibroids, hypervascularized tumors, and arteriovenous malformations.

As a result of the acquisition, Merit will assume BioSphere’s leading position in the embolic treatment of uterine fibroids.  Merit intends to maintain BioSphere’s manufacturing facility in France and a scaled-down office in Massachusetts.

“The acquisition of BioSphere is an important strategic move for Merit,” said Fred P. Lampropoulos, Chairman and CEO of Merit.  “We believe it will position us to capitalize on our existing distribution network and our direct sales force to achieve future growth in emerging markets such as China, in underserved markets in Europe, and in expanding markets in the United States.”

Through the acquisition of BioSphere, Merit obtained a platform technology applicable to multiple therapeutic areas with significant market potential while positioning itself to leverage existing interventional radiology call points.  Two immediate applications for embolotherapy are the treatment of uterine fibroids and primary liver cancer, which Merit believes represent a worldwide market potential of

$650 million and $380 million, respectively.  Embolotherapy has demonstrated compelling benefits to patients, physicians and payers.

Merit anticipates that the BioSphere acquisition will be dilutive to Merit’s earnings per share in calendar year 2010 as a result of transaction expenses, restructuring costs and other one-time charges, but will be accretive to Merit’s earnings per share in calendar year 2011 and beyond.  Merit also expects to achieve sales synergies driven by adding BioSphere products into Merit’s global sales channels.  Merit’s recent product introductions, such as the Maestro™ microcatheter and the Merit Laureate™ hydrophilic guide wire, as well as Merit’s existing line of Prelude® vascular access products, complement and enhance BioSphere’s product offerings, which Merit believes will create attractive opportunities to bundle complementary products.  Merit also expects to recognize efficiencies through the reduction of redundant expenses in sales, marketing and general and administrative functions.

Beginning immediately, Merit intends to execute on its planned integration of BioSphere’s products, technology, customers and employees to ensure a smooth transition designed to deliver immediate value for customers and shareholders.

A full report and discussion of the combined results of Merit and BioSphere for the third quarter ending September 30, 2010 will be presented during Merit’s third quarter conference call, currently scheduled for October 27, 2010.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 125 individuals.  After giving effect to the BioSphere acquisition, Merit employs approximately 2,090 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; and Copenhagen, Denmark.

This press release contains forward-looking statements regarding, among other things, Merit’s acquisition of BioSphere and estimates of Merit’s future operating and financial performance after giving effect to the acquisition.  Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009.  Such risks and uncertainties include risks relating to Merit’s acquisition of BioSphere (including, without limitation, the risk that the operations of the two companies will not be integrated successfully and the risk that Merit may be unable to successfully develop, commercialize and market the BioSphere products and technology); uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and the corresponding effect on Merit’s revenues, collections and supplier relations; potential termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; delays in obtaining regulatory approvals, or the failure to maintain such approvals; Merit’s inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through acquisitions; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; impact of force majeure events on Merit’s business, including severe weather conditions; failure to comply with applicable environmental laws; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2009 and other materials filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

# # #